Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES 57% GROWTH IN SECOND-QUARTER

EARNINGS TO $0.58 PER DILUTED SHARE

Increases Guidance for 2006 Earnings per Diluted Share to Range of $1.94 to $1.97 from

Established Range of $1.76 to $1.84

THOMASVILLE, N.C. (July 27, 2006) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the second quarter and six months ended June 30, 2006. Revenue increased 25.1% for the second quarter to $330,812,000 from $264,346,000 for the second quarter of 2005. Net income was $21,605,000, up 55.3% from $13,916,000. Earnings per diluted share increased 56.8% for the second quarter of 2006 to $0.58 from $0.37 for the second quarter of 2005. Old Dominion’s operating ratio improved to 88.3% for the latest quarter from 90.4% for the comparable quarter in 2005. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in November 2005.

For the first six months of 2006, revenue increased 24.2% to $622,443,000 from $501,116,000 for the first half of 2005. Net income rose 51.5% to $34,625,000 for the latest six months from $22,851,000 for the same period in the previous year, while net income per diluted share increased 52.5% to $0.93 from $0.61. The Company’s operating ratio for the first six months of 2006 improved to 90.0% from 91.5% for the first half of 2005.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, commented, “We are pleased to report Old Dominion’s strong profitable growth for the second quarter of 2006, as we continued to deliver revenue growth well above average industry growth rates while maintaining focus on margin improvement. We believe our success is increasingly driven by our ability to provide single-source solutions for our customers’ logistics needs in regional, national and international markets. As a result, our second quarter performance represented the ninth consecutive quarter of revenue growth in excess of 20% and the nineteenth consecutive quarter in which we produced comparable-quarter growth in net income in excess of 30% and improvement in our operating ratio.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Second-Quarter Earnings

July 27, 2006

“We attribute our second-quarter revenue growth primarily to a 17.6% increase in tons compared with the second quarter last year and an improved pricing environment. Our tonnage growth was the result of an 11.2% increase in shipments from the comparable prior-year quarter and a 5.8% increase in weight per shipment. In addition, because over 97% of our revenue growth for the second quarter was produced in existing service centers over one year old, the increased freight density generated further operating leverage that drove our operating ratio to 88.3% and our net profit margin to 6.5%, both the best we have achieved in our nearly 15 years as a public company.

“Geographic expansion also contributed to Old Dominion’s revenue growth for the second quarter. We opened five new service centers during the quarter in San Jose, California; Fort Myers, Florida; Pendergrass, Georgia; Fargo, North Dakota, which initiated coverage in our 47th state; and Tacoma, Washington. We are scheduled to open seven additional service centers in the second half of 2006, and have already opened two of these service centers in Seaford, Delaware and Shreveport, Louisiana.”

Based on the Company’s operating and financial results for the second quarter and first half of 2006, as well as its assessment of current and near-term business conditions, Old Dominion today increased its guidance for 2006 earnings per diluted share to a range of $1.94 to $1.97 from the previous range of $1.76 to $1.84. In addition, the Company today established its earnings guidance for the third quarter of 2006 in a range of $0.51 to $0.54, compared with $0.43 earned for the third quarter of 2005.

Mr. Congdon concluded, “The foundation of Old Dominion’s record of profitable growth has been the consistent implementation of our growth strategy over the long-term, throughout the economic cycle. We intend to continue this long-term approach to creating sustainable profitable growth and increased shareholder value. Because of the strong market position we have developed through this process and the substantial growth opportunities before us, we remain confident of our ability to achieve both our short-term objective of at least 20% revenue growth for 2006 and our long-term goal of over $2 billion in revenue for 2010.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through August 27, 2006. A telephonic replay will also be available through August 3, 2006, at 719-457-0820, Confirmation Number 4001349.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (5) the availability and cost of fuel; (6) difficulty in attracting or retaining qualified drivers; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (8) the Company’s significant ongoing cash

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ODFL Reports Second-Quarter Earnings

July 27, 2006

requirements; (9) the availability and cost of new equipment; (10) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (14) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 37 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		% Chg.	Six Months Ended June 30,		% Chg.
	2006	2005		2006	2005
Revenue from operations	$330,812	$264,346	25.1%	$622,443	$501,116	24.2%
Operating income	$38,602	$25,265	52.8%	$62,184	$42,501	46.3%
Operating ratio	88.3%	90.4%		90.0%	91.5%
Net income	$21,605	$13,916	55.3%	$34,625	$22,851	51.5%
Basic earnings per share	$0.58	$0.37	56.8%	$0.93	$0.61	52.5%
Diluted earnings per share	$0.58	$0.37	56.8%	$0.93	$0.61	52.5%
Weighted average shares outstanding
Basic	37,285	37,268	0.0%	37,285	37,268	0.0%
Diluted	37,285	37,282	0.0%	37,285	37,282	0.0%

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ODFL Reports Second-Quarter Earnings

July 27, 2006

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2006		2005		% Chg.	2006		2005		% Chg.
Revenue	$330,812	100.0%	$264,346	100.0%	25.1%	$622,443	100.0%	$501,116	100.0%	24.2%

Operating expenses:
Salaries, wages & benefits	170,762	51.6%	143,613	54.3%	18.9%	330,820	53.2%	277,857	55.4%	19.1%
Operating supplies & expenses	52,929	16.0%	37,606	14.2%	40.7%	98,483	15.8%	70,698	14.1%	39.3%
General supplies & expenses	9,790	3.0%	8,384	3.2%	16.8%	19,100	3.1%	16,032	3.2%	19.1%
Operating taxes & licenses	11,631	3.5%	9,858	3.7%	18.0%	22,666	3.6%	18,865	3.8%	20.1%
Insurance & claims	8,666	2.6%	8,460	3.2%	2.4%	17,150	2.8%	16,315	3.2%	5.1%
Communications & utilities	3,683	1.1%	3,166	1.2%	16.3%	7,485	1.2%	6,380	1.3%	17.3%
Depreciation & amortization	16,756	5.1%	13,663	5.2%	22.6%	32,293	5.2%	25,998	5.2%	24.2%
Purchased transportation	12,605	3.8%	8,436	3.2%	49.4%	22,611	3.6%	17,239	3.4%	31.2%
Building and office equipment rents	2,899	0.9%	2,336	0.9%	24.1%	5,669	0.9%	4,433	0.9%	27.9%
Miscellaneous expenses, net	2,489	0.7%	3,559	1.3%	(30.1)%	3,982	0.6%	4,798	1.0%	(17.0)%

Total operating expenses	292,210	88.3%	239,081	90.4%	22.2%	560,259	90.0%	458,615	91.5%	22.2%

Operating income	38,602	11.7%	25,265	9.6%	52.8%	62,184	10.0%	42,501	8.5%	46.3%

Other deductions:
Interest expense, net	2,417	0.7%	1,705	0.7%	41.8%	4,028	0.6%	3,138	0.6%	28.4%
Other expense, net	176	0.1%	250	0.1%	(29.6)%	447	0.1%	403	0.1%	10.9%

Income before income taxes and cumulative effect of accounting change	36,009	10.9%	23,310	8.8%	54.5%	57,709	9.3%	38,960	7.8%	48.1%

Provision for income taxes	14,404	4.4%	9,394	3.5%	53.3%	23,084	3.7%	15,701	3.2%	47.0%

Income before cumulative effect of accounting change	21,605	6.5%	13,916	5.3%	55.3%	34,625	5.6%	23,259	4.6%	48.9%

Cumulative effect of accounting change (net of income tax effect of $272)	—	0.0%	—	0.0%	0.0%	—	0.0%	408	0.0%	(100.0)%

Net income	$21,605	6.5%	$13,916	5.3%	55.3%	$34,625	5.6%	$22,851	4.6%	51.5%

Earnings per share:

Basic	$0.58		$0.37		56.8%	$0.93		$0.61		52.5%
Diluted	$0.58		$0.37		56.8%	$0.93		$0.61		52.5%

Weighted average outstanding shares:
Basic	37,285		37,268		0.0%	37,285		37,268		0.0%
Diluted	37,285		37,282		0.0%	37,285		37,282		0.0%

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ODFL Reports Second-Quarter Earnings

July 27, 2006

OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year to Date
Operating Statistics	2006	2005	% Chg.	2006	2005	% Chg.
Operating ratio	88.3%	90.4%	(2.3)%	90.0%	91.5%	(1.6)%
Intercity miles *	75,066	64,997	15.5%	143,696	126,525	13.6%
Total tons *	1,249	1,062	17.6%	2,406	2,032	18.4%
Total shipments *	1,644	1,479	11.2%	3,188	2,862	11.4%
Revenue per intercity mile	$4.41	$4.07	8.4%	$4.33	$3.96	9.3%
Rev/cwt ‡	$13.29	$12.47	6.6%	$13.04	$12.41	5.1%
Rev/cwt less FSC ‡	$11.61	$11.30	2.7%	$11.51	$11.33	1.6%
Rev/shp ‡	$201.88	$179.04	12.8%	$196.76	$176.17	11.7%
Rev/shp less FSC ‡	$176.42	$162.32	8.7%	$173.64	$160.86	7.9%
Weight per shipment	1,519	1,436	5.8%	1,509	1,420	6.3%
Average length of haul	932	921	1.2%	934	929	0.5%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	June 30, 2006	December 31, 2005
(In thousands)
Current assets	$273,690	$150,213
Net property and equipment	564,753	466,071
Other assets	27,362	25,364

Total assets	$865,805	$641,648

Current maturities of long-term debt	$13,249	$17,930
Other current liabilities	123,527	93,098

Total current liabilities	136,776	111,028
Long-term debt	267,370	111,026
Other non-current liabilities	81,983	74,543

Total liabilities	486,129	296,597
Shareholders’ equity	379,676	345,051

Total liabilities & shareholders’ equity	$865,805	$641,648

Note: Financial statements and operating statistics are unaudited.

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